Exhibit 99.1

BMB Munai, Inc. Announces Initial Cash Distribution of $1.04 per Common Share

ALMATY, Kazakhstan, September 29, 2011 /PRNewswire/ -- BMB Munai, Inc. (NYSE Amex: KAZ) (the “Company”) today announced an initial cash distribution of $1.04 per share, which will be payable on October 24, 2011 to Company common stockholders of record on October 10, 2011.  This cash distribution is the first of two anticipated cash distributions to Company stockholders from the transaction proceeds of the sale of the Company’s operating subsidiary, Emir Oil LLP, to a subsidiary of MIE Holdings Corporation (HKEx: 1555).  The initial distribution amount was determined after giving effect to the estimated closing adjustments and escrow amount and the repayment of the Company’s 10.75% Convertible Senior Notes and after providing for the payment of or reserve for other anticipated liabilities and transaction costs.

The Company intends to make a second distribution to stockholders that could range up to approximately $0.30 per share following termination of the escrow on the first year anniversary of the closing date, subject to the availability of funds to be released from the escrow, actual costs incurred and other factors.

As previously announced, delisting of the Company’s common stock from the NYSE Amex will become effective following the close of business on September 29, 2011.  The Company’s common stock is expected to be quoted over-the-counter on the OTCQB, operated by OTC Market Group, Inc., beginning on September 30, 2011 under the stock symbol “BMBM”.  While the common stock may be quoted on the OTCQB, there can be no assurance that a market for the Company's common stock will develop on the OTCQB or otherwise.

OTC Market Group, Inc. operates the world’s largest electronic marketplace for broker-dealers to trade unlisted stocks, including the OTCQB Marketplace.  Investors will be able to view Real Time Level II stock quotes for the Company at http://www.otcmarkets.com

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking" statements regarding the Company’s cash distributions from the Sale proceeds and the quotation of its common stock on the OTCQB. All such forward-looking statements are subject to uncertainty and changes in circumstances. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business and regulatory risks and factors identified in the Company’s periodic reports filed with the Securities and Exchange Commission..  All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances.  Readers should not place undue reliance on these forward-looking statements.

Neither NYSE Amex or OTCQB have approved nor disapproved of the contents of this press release.

SOURCE BMB Munai, Inc.